Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in this registration statement on Form S-3 of Hannon Armstrong Sustainable Infrastructure Capital, Inc. of our report dated March 29, 2021, with respect to the consolidated financial statements of SunStrong Capital Holdings, LLC as of December 31, 2020 and 2019, and for the years then ended and the period from November 5, 2018 (inception) to December 31, 2018, not included herein, which report appears in the December 31, 2020 annual report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco,

California March 1, 2022